Exhibit 99.1



           HALIFAX ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

                "Net Income Increases Over Prior Year"


ALEXANDRIA, VA - August 6, 2008 - Halifax Corporation (AMEX:HX) today announced its financial results for the quarter ended June 30, 2008.

Revenues for the first quarter of fiscal 2009 were $9.0 million compared to $12.5 million for the same quarter last year. The decrease in revenues was attributable to the termination of certain large nationwide enterprise maintenance contracts, including the loss of a large aeronautical manufacturing customer.

Gross Profit margin for this year's first quarter was $1.51 million, or 17% of revenues, versus $1.48 million, or 12% of revenues, for the same period a year ago. The margin improvement was attributable to a more profitable sales mix coupled with an aggressive cost containment program.

The Company reported net income of $203,000, or $0.06 per basic and diluted share as compared to $135,000, or $0.04 per basic and diluted share for the first quarter of last year.

Charles McNew, President and Chief Executive Officer, stated, "We are pleased with our improving profitability profile. We have worked diligently to drive our costs down by utilization of a variable workforce model and by taking actions to move away from business that is dependent on major inventory investment and parts risk."

"Our cash flow is improving, we have a new long-term financing in place and our borrowing levels remain low by historical standards."

"We are confident that our new service model, which has positioned the Company as a leader in global supply chain solutions for the middle market, is presenting a significant opportunity for a return to market share expansion."

"In addition, we continue to develop a robust pipeline of new business opportunities for both Enterprise Logistics Services and Field
Maintenance Solutions."

The Company will host a conference call for investors at 11 a.m. EDT on Wednesday, August 6, 2008, to review the financial and operational results for the quarter. The conference call phone number is 800-768-5901 for U.S. callers and 212-231-2906 for international callers. The conference call replay will be available from 1 p.m. EDT on Wednesday, August 6, 2008, to 1 p.m. EDT on Thursday, August 7, 2008. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21390175.

Founded in 1967, Halifax Corporation is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are enterprise logistics solutions and high availability hardware maintenance services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.

                          Halifax Corporation
                        Summary Financial Data
               (In Thousands, except per share amounts)




       Statement of operations           For the three months ended
                                                  June 30,
                                           2008           2007
       Revenues                           $   9,017        $  12,461

       Cost of services                       7,504           10,979

       Gross profit                           1,513            1,482

       Selling, marketing, general &
       administrative                         1,196            1,161

       Operating income                         317              321

       Other income                               -               11
       Interest expense                        (83)            (192)

       Income before income taxes               234              140

       Income tax expense                        31                5

       Net income                         $     203        $     135

       Earnings  per common share -
       basic and diluted                  $    0.06        $    0.04

       Weighted average number of
       common shares outstanding:
         Basic                                3,175            3,175
         Diluted                              3,175            3,181




   Balance Sheets                        June 30, 2008 March  31, 2008
   Current assets
    Cash                                     $     709        $     232
    Trade accounts receivable, net               6,533           10,206
     Inventory, net                              3,149            3,240
     Prepaid expenses and other
      current assets                               253              220


   Total current assets                         10,644           13,898

   Property and equipment, net                     921            1,001
   Goodwill and intangibles, net                 3,508            3,580
   Other assets                                    103              111

   Total assets                                $15,176          $18,590

   Liabilities and stockholders'
   equity

   Current liabilities
     Accounts payable and accrued
      expenses                                 $ 4,523          $ 5,280
     Income tax payable                             65               35
     Deferred maintenance revenue                3,515            4,309
     Bank debt                                   2,493            4,448
      Auxillary line of credit                       -               60
     Current portion of long-term debt             277              276

   Total current liabilities                    10,873           14,408

   Other long-term debt                            252              325
   Subordinated debt - affiliate                 1,000            1,000
   Deferred income                                  84               99

   Total liabilities                            12,209           15,832

   Stockholders' equity                          2,967            2,758

   Total liabilities and stockholders'
   equity                                      $15,176          $18,590

